Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-261240, No. 333-275843, No. 333-273044 and No. 333-281283) and Form S-8 (No. 333-208522, No. 333-214316, No. 333-224436, No. 333-232755, No. 333-252372, No. 333-262684, No. 333-269344, No. 333-277728, No. 333-284643 and No. 333-288874) of Ocean Power Technologies, Inc. (the “Company”), of our report dated July 24, 2025, relating to the fiscal year ended April 30, 2025 consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended April 30, 2025.

/s/ Baker Tilly US, LLP

Dallas, Texas

July 24, 2025